McGRAW HILL FINANCIAL REPORTS
4th QUARTER AND FULL-YEAR 2015 RESULTS

Strong Fourth Quarter Results Cap a Solid Year

4th Quarter Revenue Increased 7% and Full-Year Revenue Increased 5%

Diluted EPS from Continuing Operations Increased to $0.91 in the 4th Quarter and $4.21 for the Full Year

Adjusted Diluted EPS from Continuing Operations Increased 9% to $1.04 in the 4th Quarter and 17% to $4.53 for the Full Year

Integration of SNL Progressing Well with Additional Synergies Identified

Annualized Dividend Increased 9% to $1.44 per Share Declared

Pending Shareholder Approval, the Company Will Be Re-branded "S&P Global"

New York, NY, February 4, 2016 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported fourth quarter and full-year 2015 results. The Company reported fourth quarter 2015 revenue of $1.37 billion, an increase of 7% compared to the same period last year. Excluding the impact of foreign exchange, fourth quarter revenue increased 8%. Fourth quarter net income and diluted earnings per share from continuing operations were $248 million and $0.91, respectively. For the full year, revenue increased 5% to $5.31 billion and net income and diluted earnings per share from continuing operations were $1,156 million and $4.21, respectively.

Adjusted net income from continuing operations for the quarter increased 8% to $284 million, and adjusted diluted earnings per share from continuing operations increased 9% to $1.04. Adjustments include the impact of charges related primarily to restructuring, legal and regulatory settlements and SNL acquisition costs. For the full year, adjusted net income from continuing operations increased 16% to $1,244 million and adjusted diluted earnings per share from continuing operations increased 17% to $4.53.

“An important goal for the Company has been creating growth and driving performance. In 2015, we made great strides on both fronts. Two prominent examples are the addition of SNL, a high-growth data and analytics business to help create growth, and the progress on the Company's productivity initiatives which drove performance with a significant improvement in the 2015 adjusted operating margin," said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. He added, “Creating growth and driving performance continue to be at the forefront of our efforts in 2016. Our focus will be on execution in a difficult macro-economic environment as we drive financial performance, integrate SNL, enhance the customer experience and expand collaboration enterprise-wide, all while maintaining a culture of integrity and accountability."

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Margin Improvement: Adjusted operating profit margin for the Company increased 280 basis points for the second year in a row to 38.7%, which includes 126 basis points of deal-related amortization. This marks the fourth consecutive year of greater than 100 basis-point improvements. Excluding deal-related amortization, the 2015 adjusted operating margin reached 39.9%.

Adjustments to Operating Profit: As the Company continues to pursue productivity gains to improve its operating margin, restructuring actions in the fourth quarter resulted in pre-tax charges of $33 million. In addition, charges related to legal and regulatory settlements were $15 million and costs related to the SNL transaction were $6 million.

Return of Capital: For the full year, the Company returned approximately $1.0 billion in share repurchases and $363 million in dividends. During the fourth quarter, the Company repurchased 5 million shares bringing 2015 repurchases to 10 million shares. The Company has approximately 35 million shares remaining under the existing share repurchase authorization from the Board of Directors. In 2016, the Company anticipates continuing its share repurchase program, subject to domestic cash availability and market conditions.

Dividend: The Board of Directors of McGraw Hill Financial approved the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase from $0.33 to $0.36 per share. The dividend will be payable on March 10, 2016, to shareholders of record on February 25, 2016. The new annualized dividend rate is $1.44 per share.

The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 43 years.

S&P Capital IQ and SNL

2015: Full-year 2015 revenue increased 14% to $1.40 billion. Excluding four months of SNL results, organic revenue growth was 7%. Operating profit was unchanged from prior year at $228 million. Adjusted operating profit grew 25% to $297 million.

4th Quarter, 2015: Revenue increased 27% to $405 million in the fourth quarter of 2015. Excluding SNL results, organic revenue growth was 7%. Quarterly operating profit decreased 12% to $50 million. Adjusted operating profit increased 22% to $75 million. A number of restructuring actions have been implemented as part of the integration of SNL and S&P Capital IQ.

In the fourth quarter, S&P Capital IQ Desktop and RatingsXpress® were the drivers of organic revenue growth. In addition, SNL revenue increased 10% to $64 million compared to 4Q 2014, prior to the Company’s acquisition of SNL. 4Q 2015 revenue included a deferred revenue purchase accounting adjustment of approximately $3 million. Excluding this item, the underlying revenue for SNL increased 14%.

Standard & Poor’s Ratings Services

2015: Revenue decreased 1% to $2.43 billion. Operating profit increased to $1,078 million. Adjusted operating profit increased 7% to $1,146 million compared to 2014. Adjusted operating profit margin increased 340 basis points to 47.2%. This marks the fourth straight year that the adjusted operating profit margin has increased by more than 100 basis points. This accomplishment is particularly notable with the decline in 2015 revenue.

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4th Quarter, 2015: Due to weak global bond issuance, fourth quarter 2015 revenue decreased 7% to $578 million. Excluding the impact of foreign exchange, fourth quarter revenue decreased 4%. Operating profit increased to $232 million. Adjusted operating profit decreased 3% to $252 million. Adjusted operating profit margin increased to 43.7% in the quarter.

Transaction revenue decreased 14% to $247 million during the quarter primarily due to an aggregate 26% decline across global corporate, structured, and public bond issuance.

Non-transaction revenue increased less than 1% to $331 million in the fourth quarter and represented 57% of Standard & Poor’s Ratings’ total revenue compared to 53% for the same period last year. Excluding foreign exchange, non-transaction revenue increased 4% driven primarily by strength in Rating Evaluation Service from increased merger and acquisition activity and CRISIL, partially offset by weakness in revenue associated with new customer relationships.

S&P Dow Jones Indices

2015: Revenue increased 8% to $597 million. Operating profit increased 13% to $392 million. Adjusted operating profit attributable to the Company increased 12% to $291 million.

4th Quarter, 2015: Revenue increased 7% to $151 million in the fourth quarter of 2015. Quarterly operating profit increased 9% to $94 million. Adjusted operating profit attributable to the Company increased 9% to $69 million due to increased license fees from exchange-traded derivatives, mutual funds, OTC derivatives, and data feeds, partially offset by a small decline in ETF revenue.

Commodities & Commercial Markets

2015: Revenue increased 9% to $971 million. Organic revenue, excluding the acquisition of Eclipse, NADA Used Car Guide, and Petromedia, increased 6%. Operating profit improved 23% to $357 million. Adjusted operating profit improved 17% to $358 million.

4th Quarter, 2015: Revenue increased 12% to $264 million in the fourth quarter of 2015. Organic revenue, excluding the acquisition of NADA Used Car Guide and Petromedia, increased 8%. Operating profit improved 26% to $92 million in the fourth quarter of 2015. Adjusted operating profit improved 20% to $92 million in the fourth quarter, compared to the same period last year.

Platts delivered high single-digit organic revenue growth in the fourth quarter primarily due to Petroleum and Metals, Agriculture and Petrochemicals (MAPS) as well as strong growth in Global Trading Services.

J.D. Power had a strong finish to the year with a double-digit increase in reported revenue, and high single-digit organic revenue growth driven primarily by its auto business. The business is also benefiting from the addition of NADA Used Car Guide and the newly formed data and analytics group.

Adjusted Unallocated Expense

2015: Adjusted unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Full-year 2015 adjusted unallocated expense decreased 9% to $139 million.

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4th Quarter, 2015: Adjusted unallocated expense decreased 14% to $35 million in the fourth quarter in part due to the exit of the Company's former headquarters in mid-town Manhattan as part of a consolidation of office space in New York City.

Provision for Income Taxes: The Company's effective tax rate from continuing operations in 2015 was 30.1%. The adjusted effective tax rate from continuing operations in 2015 was 30.5% representing a reduction of 260 basis points versus 2014. This was mostly due to improved profitability in several lower tax jurisdictions outside the United States and a favorable tax benefit from ongoing resolution of prior-year tax audits.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the fourth quarter were $1.5 billion, down from $2.5 billion at the end of 2014. For full-year 2015, free cash flow from continuing operations was $(48.0) million, a decrease of $1,081 million from 2014. Free cash flow, excluding the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $1,225 million, an increase of $157 million over 2014.

Outlook and Changes to Performance Metric: The integration of SNL is progressing well with additional cost synergies identified. With plans in place and work teams underway, the Company now anticipates approximately $100 million of synergies. Approximately 70% of the synergies are cost related and the Company expects meaningful realization beginning in 2016.

Beginning in 2016, the Company will change its non-GAAP reporting by adjusting for deal-related amortization. This change is intended to better reflect the underlying economic performance of the business and is consistent with how management views financial results. 2016 amortization expense is expected to be $98 million. Reflecting this change, the Company is introducing 2016 guidance of mid-to-high single-digit revenue growth and adjusted diluted EPS of $5.00 to $5.15.

The Company initiated an active program to sell J.D. Power and has received considerable interest from third parties. The Company believes that a sale is probable in the next year and the assets and liabilities of J.D. Power have been reclassified as held for sale in our consolidated balance sheet as of December 31, 2015.

Pending shareholder approval, the Company will be re-branded "S&P Global". This name leverages the Company's rich heritage and its powerful financial data and analytics brands, while signaling a strong global footprint and broad portfolio. The change will be effective pending a shareholder vote on April 27, 2016.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted diluted earnings per share excluding amortization expense, adjusted net income, adjusted operating profit and margin, adjusted expense, adjusted unallocated expense, free cash flow, and free cash flow excluding certain items are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 8, 9 and 10.

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Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full-year 2015 earnings results on a conference call scheduled for today, February 4, 2016, at 8:30 a.m. EST. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5214593 (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 4, 2016. Domestic participants may call (866) 513-4389; international participants may call +1 (203) 369-1987 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
the Company’s ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses it acquires, including the impact of the acquisition of SNL on the Company’s results of operations, any failure to successfully integrate SNL into the Company’s operations and generate anticipated synergies and other cost savings, any failure to attract and retain key employees to execute the combined company’s growth strategy, any failure to realize the intended tax benefits of the acquisition, and the risk of litigation, competitive responses, or unexpected costs, charges or expenses resulting from or relating to the SNL acquisition;

▪
the rapidly evolving regulatory environment, in the United States, Europe and elsewhere, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ and SNL and the Company’s other businesses, including new and amended regulations and the Company’s compliance therewith;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪	worldwide economic, financial, political and regulatory conditions;

▪	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

▪	the level of interest rates and the strength of the domestic and global credit and capital markets in the United States and abroad;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

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▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪	the effect of competitive products and pricing;

▪	consolidation in the Company’s end-customer markets;

▪	the impact of cost-cutting pressures across the financial services industry;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of success of new product developments and global expansion;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

▪	the level of the Company’s future cash flows;

▪	the level of the Company’s capital investments;

▪	the level of restructuring charges the Company incurs;

▪	the strength and performance of the domestic and international automotive markets;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements;

▪	the impact on the Company’s net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including trade sanction laws, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, anti-bribery laws, anti-money laundering laws, and other financial crimes laws.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in the most recently filed Annual Report on Form 10-K.

About McGraw Hill Financial:
McGraw Hill Financial is a leading financial intelligence Company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ and SNL, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

Get news direct from McGraw Hill Financial via RSS:

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http://investor.mhfi.com/phoenix.zhtml?c=96562&p=rssSubscription&t=&id=&

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@mhfi.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@mhfi.com

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Exhibit 1

McGraw Hill Financial
Condensed Consolidated Statements of Income
Periods ended December 31, 2015 and 2014
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change

Revenue	$1,374	$1,290	7%	$5,313	$5,051	5%
Expenses	950	2,438	(61)%	3,407	4,929	(31)%
Other (income) loss	—	—	N/M	(11)	9	N/M
Operating profit (loss) (a)	424	(1,148)	N/M	1,917	113	N/M
Interest expense, net	40	19	N/M	102	59	73%
Income (loss) from continuing operations before taxes on income	384	(1,167)	N/M	1,815	54	N/M
Provision (benefit) for taxes on income	108	(183)	N/M	547	245	N/M
Income (loss) from continuing operations	276	(984)	N/M	1,268	(191)	N/M
Income from discontinued operations (b)	—	3	N/M	—	18	N/M
Gain on sale of discontinued operations	—	160	N/M	—	160	N/M
Discontinued operations, net of tax	—	163	N/M	—	178	N/M
Net income (loss)	276	(821)	N/M	1,268	(13)	N/M
Less: net income attributable to noncontrolling interests - continuing	(28)	(25)	11%	(112)	(102)	9%
Net income (loss) attributable to McGraw Hill Financial, Inc.	$248	$(846)	N/M	$1,156	$(115)	N/M

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income (loss) from continuing operations	$248	$(1,009)	N/M	$1,156	$(293)	N/M
Income from discontinued operations	—	163	N/M	—	178	N/M
Net income (loss)	$248	$(846)	N/M	$1,156	$(115)	N/M

Earnings (loss) per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income (loss) from continuing operations:
Basic	$0.92	$(3.71)	N/M	$4.26	$(1.08)	N/M
Diluted	$0.91	$(3.71)	N/M	$4.21	$(1.08)	N/M
Income from discontinued operations:
Basic	$—	$0.60	N/M	$—	$0.66	N/M
Diluted	$—	$0.60	N/M	$—	$0.66	N/M
Net income (loss):
Basic	$0.92	$(3.11)	N/M	$4.26	$(0.42)	N/M
Diluted	$0.91	$(3.11)	N/M	$4.21	$(0.42)	N/M

Weighted-average number of common shares outstanding:
Basic	268.5	271.7		271.6	271.5
Diluted	272.1	271.7		274.6	271.5

Actual shares outstanding at year end				265.2	272.0

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)
The three months ended December 31, 2015 include legal settlements of $15 million and the twelve months ended December 31, 2015 include legal settlements partially offset by a benefit related to insurance recoveries of $54 million. The three and twelve months ended December 31, 2014 include legal settlements of $1.6 billion.

(b)
In the fourth quarter of 2014, the Company sold McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for the three and twelve months ended December 31, 2014.

Exhibit 2

McGraw Hill Financial
Condensed Consolidated Balance Sheets
December 31, 2015 and 2014
(dollars in millions)

(unaudited)	2015	2014

Assets:
Cash and cash equivalents	$1,481	$2,497
Other current assets	1,312	1,465
Assets of a business held for sale	503	—
Total current assets	3,296	3,962
Property and equipment, net	270	206
Goodwill	2,882	1,387
Other intangible assets, net	1,522	1,004
Other non-current assets	213	214
Total assets	$8,183	$6,773

Liabilities and Equity:
Short-term debt	$143	$—
Unearned revenue	1,421	1,254
Other current liabilities (a)	1,138	2,666
Liabilities of a business held for sale	206	—
Long-term debt	3,468	795
Pension, other postretirement benefits and other non-current liabilities	644	709
Total liabilities	7,020	5,424
Redeemable noncontrolling interest	920	810
Total equity	243	539
Total liabilities and equity	$8,183	$6,773

(a)	Includes an unpaid liability of $121 million and $1.6 billion related to legal and regulatory settlements as of December 31, 2015 and 2014, respectively.

Exhibit 3

McGraw Hill Financial
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2015 and 2014
(dollars in millions)

(unaudited)	2015	2014

Operating Activities:
Income (loss) from continuing operations	$1,268	$(191)
Adjustments to reconcile income (loss) from continuing operations to cash provided by operating activities from continuing operations:
Depreciation	90	86
Amortization of intangibles	67	48
Deferred income taxes	280	(245)
Stock-based compensation	78	100
Other (a)	173	1,678
Accrued legal and regulatory settlements	(1,624)	(35)
Net changes in other operating assets and liabilities	(137)	(232)
Cash provided by operating activities from continuing operations	195	1,209

Investing Activities:
Capital expenditures	(139)	(92)
Acquisitions, net of cash acquired	(2,396)	(71)
Proceeds from dispositions	14	83
Changes in short-term investments	(4)	15
Cash used for investing activities from continuing operations	(2,525)	(65)

Financing Activities:
Additions to short-term debt, net	143	—
Proceeds from issuance of senior notes, net	2,674	—
Dividends paid to shareholders	(363)	(326)
Dividends and other payments paid to noncontrolling interests	(104)	(84)
Repurchase of treasury shares	(974)	(362)
Exercise of stock options, excess tax benefits from share-based payments and other	134	310
Cash provided by (used for) financing activities from continuing operations	1,510	(462)
Effect of exchange rate changes on cash from continuing operations	(67)	(65)
Cash (used for) provided by continuing operations	(887)	617
Cash (used for) provided by discontinued operations	(129)	338
Net change in cash and cash equivalents	(1,016)	955
Cash and cash equivalents at beginning of year	2,497	1,542
Cash and cash equivalents at end of year	$1,481	$2,497

(a)	Includes $119 million and $1.6 billion related to legal and regulatory settlements as of December 31, 2015 and 2014, respectively.

Exhibit 4

McGraw Hill Financial
Operating Results by Segment
Periods ended December 31, 2015 and 2014
(dollars in millions)

(unaudited)	Three Months			Twelve Months

	Revenue			Revenue
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services	$578	$618	(7)%	$2,428	$2,455	(1)%
S&P Capital IQ and SNL	405	318	27%	1,405	1,237	14%
S&P Dow Jones Indices	151	140	7%	597	552	8%
Commodities & Commercial Markets	264	236	12%	971	893	9%
Intersegment Elimination	(24)	(22)	(4)%	(88)	(86)	(3)%
Total revenue	$1,374	$1,290	7%	$5,313	$5,051	5%

	Expenses			Expenses
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$346	$1,931	(82)%	$1,350	$3,038	(56)%
S&P Capital IQ and SNL	355	262	36%	1,177	1,009	17%
S&P Dow Jones Indices	57	53	4%	205	205	—%
Commodities & Commercial Markets	172	164	6%	614	603	2%
Intersegment Elimination	(24)	(22)	(4)%	(88)	(86)	(3)%
Total expenses	$906	$2,388	(62)%	$3,258	$4,769	(32)%

	Operating Profit (Loss)			Operating Profit (Loss)
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$232	$(1,313)	N/M	$1,078	$(583)	N/M
S&P Capital IQ and SNL	50	56	(12)%	228	228	—%
S&P Dow Jones Indices	94	87	9%	392	347	13%
Commodities & Commercial Markets	92	72	26%	357	290	23%
Total operating segments	468	(1,098)	N/M	2,055	282	N/M
Unallocated expense	(44)	(50)	(13)%	(138)	(169)	(18)%
Total operating profit (loss)	$424	$(1,148)	N/M	$1,917	$113	N/M

N/M - not meaningful

(a)
The three months ended December 31, 2015 include legal settlements of $15 million and the twelve months ended December 31, 2015 include legal settlement charges partially offset by a benefit related to insurance recoveries of $54 million. The three and twelve months ended December 31, 2014 includes legal and regulatory settlements of $1.6 billion.

Exhibit 5

McGraw Hill Financial
Operating Results by Segment - Reported vs. Performance
Periods ended December 31, 2015 and 2014
(dollars in millions)

(unaudited)	2015				2014					% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance		Reported	Performance

	Three Months
S&P Ratings Services	$232	$20	a	$252	$(1,313)	$1,574	e	$261		N/M	(3)%
S&P Capital IQ and SNL	50	25	b	75	56	5	c	62		(12)%	22%
S&P Dow Jones Indices	94	—		94	87	—		87		9%	9%
Commodities & Commercial Markets	92	—	c	92	72	4	c	76		26%	20%
Segment operating profit (loss)	468	45		513	(1,098)	1,583		485		N/M	6%
Unallocated expense	(44)	9	d	(35)	(50)	10	c	(41)		(13)%	(14)%
Operating profit (loss)	424	54		478	(1,148)	1,593		444		N/M	8%
Interest expense, net	40	—		40	19	—		19		N/M	N/M
Income (loss) before taxes on income	384	54		438	(1,167)	1,593		425		N/M	3%
Provision (benefit) for taxes on income	108	18		126	(183)	320		136		N/M	(8)%
Income (loss) from continuing operations	276	36		312	(984)	1,273		289		N/M	8%
Income from discontinued operations	—	—		—	163	(163)		—		N/M	N/M
Net income (loss)	276	36		312	(821)	1,110		289		N/M	8%
Less: NCI net income - continuing	(28)	—		(28)	(25)	—		(25)		11%	11%
Net income (loss) - continuing	248	36		284	(1,009)	1,273		264		N/M	8%
Net income - discontinued	—	—		—	163	(163)		—		N/M	N/M
Net income (loss) attributable to MHFI	$248	$36		$284	$(846)	$1,110		$264		N/M	8%

Diluted EPS - continuing	$0.91	$0.13		$1.04	$(3.71)	$4.66		$0.95	g	N/M	9%
Diluted EPS - total	$0.91	$0.13		$1.04	$(3.11)	$4.06		$0.95	g	N/M	9%

	Twelve Months
S&P Ratings Services	$1,078	$68	a	$1,146	$(583)	$1,657	e	$1,074		N/M	7%
S&P Capital IQ and SNL	228	69	b	297	228	9	c	237		—%	25%
S&P Dow Jones Indices	392	—		392	347	4	f	351		13%	12%
Commodities & Commercial Markets	357	1	c	358	290	16	c	306		23%	17%
Segment operating profit	2,055	138		2,192	282	1,686		1,968		N/M	11%
Unallocated expense	(138)	(2)	d	(139)	(169)	16	c	(152)		(18)%	(9)%
Operating profit	1,917	136		2,053	113	1,702		1,815		N/M	13%
Interest expense, net	102	—		102	59	—		59		73%	73%
Income before taxes on income	1,815	136		1,951	54	1,702		1,756		N/M	11%
Provision for taxes on income	547	48		595	245	336		581		N/M	2%
Income (loss) from continuing operations	1,268	88		1,356	(191)	1,366		1,175		N/M	15%
Income from discontinued operations	—	—		—	178	(178)		—		N/M	N/M
Net income (loss)	1,268	88		1,356	(13)	1,188		1,175		N/M	15%
Less: NCI net income - continuing	(112)	—		(112)	(102)	—		(102)		9%	9%
Net income (loss) - continuing	1,156	88		1,244	(293)	1,366		1,073		N/M	16%
Net income - discontinued	—	—		—	178	(178)		—		N/M	N/M
Net income (loss) attributable to MHFI	$1,156	$88		$1,244	$(115)	$1,188		$1,073		N/M	16%

Diluted EPS - continuing	$4.21	$0.32		$4.53	$(1.08)	$4.96		$3.88	g	N/M	17%
Diluted EPS - total	$4.21	$0.32		$4.53	$(0.42)	$4.30		$3.88	g	N/M	17%
N/M - not meaningful
Note - Totals presented may not sum across due to rounding.

(a)
The three months ended December 31, 2015 include legal settlements of $15 million and the twelve months ended December 31, 2015 include legal settlement charges partially offset by a benefit related to insurance recoveries of $54 million. Additionally, the three and twelve months ended December 31, 2015 include restructuring charges of $5 million and $13 million, respectively.

(b)
The three and twelve months ended December 31, 2015 include costs of $20 million and $32 million, respectively, related to identified operating efficiencies primarily related to restructuring and acquisition-related costs of $6 million and $37 million, respectively.

(c)	The three and twelve months ended December 31, 2015 and 2014 include restructuring charges.

(d)
The three and twelve months ended December 31, 2015 include restructuring charges. The twelve months ended December 31, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment.

(e)	The three and twelve months ended December 31, 2014 includes restructuring charges and legal and regulatory settlements of $1.6 billion.

(f)	The twelve months ended December 31, 2014 include professional fees largely related to corporate development activities.

(g)
Diluted weighted-average shares outstanding of 276.2 million were used to calculate adjusted diluted EPS for the three and twelve months ended December 31, 2014. This amount includes securities that had an antidilutive effect to reported diluted EPS due to a loss from continuing operations.

Exhibit 6

McGraw Hill Financial
Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue
Periods ended December 31, 2015 and 2014
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2015	2014	% Change	2015	2014	% Change

	Three Months
S&P Ratings Services (a)	$331	$330	—%	$247	$288	(14)%
S&P Capital IQ and SNL (b)	370	286	29%	35	32	11%
S&P Dow Jones Indices (c)	32	29	7%	119	111	7%
Commodities & Commercial Markets (d)	172	148	16%	92	88	5%
Intersegment elimination	(24)	(22)	(4)%	—	—
Total revenue	$881	$771	14%	$493	$519	(5)%

	Twelve Months
S&P Ratings Services (a)	$1,319	$1,326	—%	$1,109	$1,129	(2)%
S&P Capital IQ and SNL (b)	1,270	1,118	14%	135	119	13%
S&P Dow Jones Indices (c)	122	111	10%	475	441	8%
Commodities & Commercial Markets (d)	641	576	11%	330	317	4%
Intersegment elimination	(88)	(86)	(3)%	—	—
Total revenue	$3,264	$3,045	7%	$2,049	$2,006	2%

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $22 million and $83 million for the three and twelve months ended December 31, 2015, respectively and $20 million and $77 million for the three and twelve months ended December 31, 2014, respectively, charged to S&P Capital IQ and SNL for the rights to use and distribute content and data developed by S&P Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)
Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

.

Exhibit 7

McGraw Hill Financial
Domestic vs. International Revenue
Periods ended December 31, 2015 and 2014
(dollars in millions)

(unaudited)	Domestic			International
	2015	2014	% Change	2015	2014	% Change

	Three Months
S&P Ratings Services	$312	$328	(5)%	$266	$290	(8)%
S&P Capital IQ and SNL	274	206	33%	131	112	17%
S&P Dow Jones Indices	125	113	10%	26	27	(3)%
Commodities & Commercial Markets	119	105	13%	145	131	11%
Intersegment elimination	(12)	(11)	(5)%	(12)	(11)	(3)%
Total revenue	$818	$741	10%	$556	$549	1%

	Twelve Months
S&P Ratings Services	$1,390	$1,305	7%	$1,038	$1,150	(10)%
S&P Capital IQ and SNL	933	809	15%	472	428	10%
S&P Dow Jones Indices	488	440	11%	109	112	(2)%
Commodities & Commercial Markets	435	401	9%	536	492	9%
Intersegment elimination	(44)	(44)	—%	(44)	(42)	(5)%
Total revenue	$3,202	$2,911	10%	$2,111	$2,140	(1)%

Exhibit 8

McGraw Hill Financial
Non-GAAP Financial Information
Periods ended December 31, 2015 and 2014
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2015	2014
Cash provided by operating activities from continuing operations	$195	$1,209
Capital expenditures	(139)	(92)
Dividends and other payments paid to noncontrolling interests	(104)	(84)
Free cash flow	$(48)	$1,033
Payment of legal and regulatory settlements	1,624	35
Legal settlement insurance recoveries	(101)	—
Tax benefit from legal settlements	(250)	—
Free Cash Flow Excluding Above Items	$1,225	$1,068

 McGraw Hill Financial Organic Revenue

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change
Total revenue	$1,374	$1,290	7%	$5,313	$5,051	5%
S&P Capital IQ and SNL acquisitions, product closures and divestitures	(64)	—		(85)	(2)
C&C acquisitions	(10)	—		(24)	—
Total Adjusted Revenue	$1,300	$1,290	1%	$5,204	$5,049	3%

Organic Revenue Constant Currency Basis	$1,325	$1,290	3%	$5,317	$5,049	5%

Adjusted S&P Capital IQ and SNL Revenue

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change
S&P Capital IQ and SNL revenue	$405	$318	27%	$1,405	$1,237	14%
Acquisitions, product closures and divestitures	(64)	—		(85)	(2)
Adjusted S&P Capital IQ and SNL Revenue	$341	$318	7%	$1,320	$1,235	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change
C&C revenue	$264	$236	12%	$971	$893	9%
Acquisitions	(10)	—		(24)	—
Adjusted C&C Revenue	$254	$236	8%	$947	$893	6%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change
Adjusted operating profit	$94	$87	9%	$392	$351	12%
Income attributable to NCI	25	23		101	92
Adjusted Net Operating Profit	$69	$64	9%	$291	$259	12%

Exhibit 9

McGraw Hill Financial
Adjusted Diluted EPS Excluding Deal-Related Amortization Expense
Periods ended December 31, 2015 and 2014
(dollars in millions)

Adjusted Diluted EPS Excluding Deal-Related Amortization Expense

(unaudited)	Three Months			Twelve Months
	2015	2014	% Change	2015	2014	% Change
Adjusted net income	$284	$264	8%	$1,244	$1,073	16%
After-tax deal-related amortization	20	7		44	30
Total	$304	$271		$1,288	$1,103
Adjusted diluted EPS excluding deal-related amortization expense	$1.12	$0.98	14%	$4.69	$3.99	18%

Exhibit 10

McGraw Hill Financial
Recasted Results by Segment Adjusted for Deal-Related Amortization - Reported vs. Performance
Periods ended December 31, 2015
(dollars in millions)

(unaudited)	2015

	Q1				Q2
	Reported	Non-GAAP Adjustments	Deal-Related Amortization	Performance	Reported	Non-GAAP Adjustments	Deal-Related Amortization	Performance
S&P Ratings Services	$291	$(6)	$1	$286	$361	$(33)	$1	$330
S&P Capital IQ and SNL	63	—	6	68	63	12	6	80
S&P Dow Jones Indices	95	—	1	97	96	—	1	97
Commodities & Commercial Markets	85	—	3	89	87	1	3	91
Segment operating profit	534	(6)	11	540	607	(20)	11	598
Unallocated expense	(33)	—	—	(33)	(25)	(10)	—	(35)
Operating profit	501	(6)	11	507	582	(30)	11	563
Interest expense, net	16	—	—	16	16	—	—	16
Income before taxes on income	485	(6)	11	491	566	(30)	11	547
Provision for taxes on income	156	(2)	4	158	185	(12)	4	177
Net income	329	(4)	7	333	381	(18)	7	370
Less: NCI net income	(26)	—	—	(26)	(28)	—	—	(28)
Net income attributable to MHFI	$303	$(4)	$7	$307	$353	$(18)	$7	$342

Diluted EPS	$1.10	$(0.01)	$0.03	$1.11	$1.28	$(0.07)	$0.03	$1.24

	Q3				Q4
	Reported	Non-GAAP Adjustments	Deal-Related Amortization	Performance	Reported	Non-GAAP Adjustments	Deal-Related Amortization	Performance
S&P Ratings Services	$194	$86	$1	$281	$232	$20	$2	$254
S&P Capital IQ and SNL	53	32	10	95	50	25	19	94
S&P Dow Jones Indices	106	—	1	108	94	—	1	96
Commodities & Commercial Markets	93	—	5	97	92	—	5	96
Segment operating profit	446	118	17	581	468	45	27	540
Unallocated expense	(36)	—	—	(36)	(44)	9	—	(35)
Operating profit	410	118	17	545	424	54	27	505
Interest expense, net	30	—	—	30	40	—	—	40
Income before taxes on income	380	118	17	515	384	54	27	465
Provision for taxes on income	99	45	6	150	108	18	7	133
Net income	281	73	11	365	276	36	20	332
Less: NCI net income	(29)	—	—	(29)	(28)	—	—	(28)
Net income attributable to MHFI	$252	$73	$11	$336	$248	$36	$20	$304

Diluted EPS	$0.92	$0.27	$0.04	$1.22	$0.91	$0.13	$0.07	$1.12

	Full Year
	Reported	Non-GAAP Adjustments	Deal-Related Amortization	Performance
S&P Ratings Services	$1,078	$68	$5	$1,151
S&P Capital IQ and SNL	228	69	41	338
S&P Dow Jones Indices	392	—	5	397
Commodities & Commercial Markets	357	1	16	374
Segment operating profit	2,055	138	67	2,260
Unallocated expense	(138)	(2)	—	(139)
Operating profit	1,917	136	67	2,121
Interest expense, net	102	—	—	102
Income before taxes on income	1,815	136	67	2,019
Provision for taxes on income	547	48	23	619
Net income	1,268	88	44	1,400
Less: NCI net income	(112)	—	—	(112)
Net income attributable to MHFI	$1,156	$88	$44	$1,288

Diluted EPS	$4.21	$0.32	$0.16	$4.69

Note - Totals presented may not sum across due to rounding.